Exhibit 99.1

MEDTOX® Scientific, Inc.

Second Quarter Conference Call

July 16, 2008

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Good morning everyone. I’m Kevin Wiersma, chief operating officer of the MEDTOX Laboratory Services division, and also CFO of the company. Welcome to our second quarter conference call.

Before Dick Braun, our CEO, begins our prepared presentation, I’d like to cover one administrative item: Forward looking statements in our conference call today are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors are described from time to time in the Company's Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

Our call today is in listen-only mode, and we would also like to welcome those listeners who have accessed this morning’s call on the internet. Following our prepared remarks, we’ll have a question and answer session that is accessible to institutional investors and qualified financial analysts covering MEDTOX and our industry. We look forward to your questions.

Also joining us for our call is Jim Schoonover, our chief marketing officer, and at this time I’m pleased to introduce Dick Braun, CEO of MEDTOX.

Dick Braun, MEDTOX - Chairman, President & CEO

Thank you, Kevin. It was a challenging quarter for MEDTOX, but generally not inconsistent with our expectations.

In our Laboratory Segment, sample volume overall increased in the second quarter, and our pricing structure remains stable. Our lab-based drugs-of-abuse business again showed growth in new sales, but that growth was negatively impacted by 4.5% lower revenues from existing clients due to economic conditions. This compares with a 4.7% increase from existing clients in the second quarter of last year. Within the clinical laboratory, Clinical Trial Services was up 28% compared with the second quarter of 2007. We said in our year-end call that 2008 began with $5.5 million in signed protocols. New signed protocols plus other awarded business has now approximately doubled that number, and we have a growing number of proposals outstanding. While we expect to continue experiencing variability from quarter to quarter, the trend is very positive. Our contracts with the two existing pharma clients that have designated MEDTOX as a preferred provider are contributing factors to the growing backlog. Additionally, we have been awarded new business because of our expanded clinical testing capabilities. We will also continue to pursue additional preferred relationships.

We incurred over $300,000 of incremental expenses in the quarter due to our clinical laboratory expansion to service the physician office market on a regional basis. While this effort produced modest revenues in the first half of 2008, we continue to believe that there will be a higher revenue contribution in the second half of the year. Our early experience in the market continues to be positive. We remain optimistic regarding our diversification efforts within the Laboratory Segment.

In the Diagnostic Segment, we are experiencing growth in Diagnostic Device sales notwithstanding a reduction in device sales to existing workplace DAU clients (similar to our experience in Laboratory DAU testing). Sales of devices sold into the hospital market increased quarter over quarter but at a lower growth rate, impacted by the reader recall.

On January 30, 2008, we disclosed that we were voluntarily recalling approximately 400 MEDTOXScan® electronic readers because of mis-branding. At that time we explained that the PROFILE®-III ER devices sold for use with the readers and which are properly cleared for sale by the FDA, can be read visually without the reader. As a result of the recall, we have now sought “prescription use” clearance for the reader. We filed a 510(k) application on March 5th, 2008. In response to a question in our last conference call about whether the data requested by the FDA was “at all onerous”, we indicated that we thought it was reasonable and that we could supply it in a short time frame. Shortly after the call we received a request for a lengthy list of additional studies and data. It took approximately one month to refine the request and agree on the studies, data, and certain product modifications. We have now completed that work and submitted the full documentation to the FDA last week.

Sales of devices into the government market have been extremely strong this year. In fact, year to date they are up 55% over the same time frame last year. Our SURE-SCREEN® device and DARS programs continue to contribute to this growth.

While the increase in Diagnostic Device sales was lower in Q2 compared to Q1, margins continue to improve. Operating margin in the Diagnostic Segment increased to 24.8% from 16.4%, and operating income increased 56% quarter over quarter.

We are expanding and diversifying our core competencies. As we scale our organization to meet new opportunities, we remain committed to a performance-based environment, controlling costs with an efficient low-risk high-reward approach. In spite of a challenging economic environment and investing in new service offerings, we were able to increase operating income by 17.3%; reduce operating expenses as a percentage of revenues to 29.2% compared to the prior year’s 33.3%; and increase overall operating margins to 14.3% from 12.8%.

Based on strong margins and financial performance in the Diagnostics Segment, successful emphasis on expense control, the growing number of signed protocols and awarded business in CTS, and new service offerings in our Clinical Laboratory, we remain well positioned for the rest of 2008 and 2009.

Kevin ...

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Thank you, Dick. Here are some details regarding the quarter.

We experienced top line growth of 5% for the quarter.

In our lab business, second quarter revenues were $16.8 million, up 6% from the second quarter of last year. Revenues from workplace drugs-of-abuse testing increased 5% with solid revenue growth from new clients, offset by a 4.5% decline in our existing business. Revenues in our Specialty Laboratory Services were up 8% due to continued strong growth in testing for Clinical Trial Services.

In our POC diagnostic business, second quarter revenues were $5.1 million, up 3% from last year.

Revenues from our Point of Collection Testing products were $4.7 million, up 12% from last year. The growth was driven primarily by strong sales of our SURE-SCREEN® devices in the government market as well as continued, but slowed growth of our PROFILE®-ER devices in the hospital market. The gain in sales in the government and hospital markets was partially offset by a decrease in revenues from device sales in the workplace market.

Contract manufacturing revenues were $0.3 million in the quarter, down 44% from last year, but consistent with expectations.

Other product revenues were $0.1 million in the quarter, down from $0.2 million last year.

Our overall gross margin was 43.4% in the second quarter, compared to 46.1% last year.

Our lab business operated at a 38.5% margin in the second quarter, down from 41.1% in the second quarter of last year. Lab gross margins were impacted by higher costs and limited incremental revenues associated with our clinical laboratory expansion.

Margins in our POC diagnostic division were 59.6% in the quarter, compared to 62.1% last year. Diagnostic product gross margins were impacted by product mix, with slowed growth of higher margin PROFILE®-ER products and an increase in sales of lower margin SURE-SCREEN® devices sold into the government market.

Our selling, general and administrative expenses were $5.9 million in the quarter, down 4% from $6.1 million last year. SG&A expenses decreased to 26.9% of revenues, compared to 29.6% of revenues last year.

Research and development expenses were $501,000 in the quarter, compared to $768,000 in the second quarter of last year. In the second quarter of last year, we incurred increased product development expense in our Diagnostic division.

Other expenses were $221,000 in the quarter compared to $47,000 in the prior year and consist primarily of interest expense and the net operating results of the New Brighton Business Center. In the second quarter of last year, the lower expense resulted primarily from the resolution of a previously reserved rent receivable at the New Brighton Business Center.

Our income before tax was $2.9 million, up 10.9% from last year.

The effective Income tax rate for the quarter was 33.5% compared to 32.6% in the second quarter last year. We anticipate an effective rate of 36.5% for the remainder of the year.

In terms of the balance sheet, our trade receivables are up from their year-end level due to strong May and June sales and the timing of cash receipts. Our days sales outstanding are at 58 days for the quarter compared to 60 days last year.

Capital expenditures were $1.5 million for the quarter and $4.0 million year to date. Depreciation and amortization expense was $1.2 million for the quarter and $2.3 million year to date.

This concludes our review of the Company’s financial performance.

Dick Braun, MEDTOX - Chairman, President & CEO

Thank you, Kevin. We would now be glad to take any questions that you may have.

QUESTION AND ANSWER

Steve Crowley - Craig-Hallum Capital Group - Analyst

Good morning gentlemen. Couple questions, you went through some numbers pretty fast there, Kevin. Could I ask you just for a rehash, maybe a touch slower on the gross profitability of each one of your key segments? And, then I have some questions for the underlying performance.

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Sure. The overall gross margin, Steve, was 43.4% in the quarter compared to 46.1% last year. The Lab was at 38.5% gross margin, and the POC Diagnostic division was at 59.6%.

Steve Crowley - Craig-Hallum Capital Group - Analyst

And can I just have the year ago comps for both the Lab and the products?

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

The Lab was 41.1% and products were 62.1%.

Steve Crowley - Craig-Hallum Capital Group - Analyst

62.1. So for product it was 59.6% versus 62.1%?

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Correct.

Steve Crowley - Craig-Hallum Capital Group - Analyst

Alright. Very helpful. Obviously one of the things that jumps off the page I guess -- two things, well, I'll start with government because it’s one of the areas where you had real robust growth. Can you give us a little bit of a flavor for whether or not this is penetration of an existing geography where you've had a lot of success with or whether part of the success story here are in new states or new municipalities or new geographies?

Jim Schoonover, MEDTOX - VP and CMO - Sales & Marketing

Steve, yes, this is Jim Schoonover. It’s a combination of both. The growth is primarily being driven through three states, one of which is California, which we've had quite a bit of success with in the past. And then there are two other states that we’re making new inroads in, the state of Texas and the state of Kentucky.

Steve Crowley - Craig-Hallum Capital Group - Analyst

Alright. I trust the success with L.A. County has proven to be a real bolus for reference ability and I guess some duplication of that success in other municipalities?

Jim Schoonover, MEDTOX - VP and CMO - Sales & Marketing

Yeah, the success with that program has certainly helped us garner additional business. We are also doing work beyond just probation, parole and the prison population. We've expanded into child and family services type organizations and some other offshoots within these states. So we’re getting a much stronger foothold in those three, but there's nothing special per se about the three. We certainly can expand this program beyond where we’ve gone with it so far.

Steve Crowley - Craig-Hallum Capital Group - Analyst

Great. As I mentioned, the clinical trials business, from what I read in your press release, Dick's comments and then Kevin's granularity on the performance looks to be doing really well.

You mentioned being real pleased, I think, with the preferred provider arrangements that you guys were able to garner. Have they been the number one driver to the success here and how does that affect your strategy going forward?

Dick Braun, MEDTOX - Chairman, President & CEO

I don't know if I would call it the number one driver, but there's certainly a big contribution because there's more consistency because we’re getting to see almost all of their trials that are coming up and --.

Jim Schoonover, MEDTOX - VP and CMO - Sales & Marketing

Steve, can you repeat the second part of the question?

Steve Crowley - Craig-Hallum Capital Group - Analyst

I guess where I was going with this line of thought is, really coming into this year we had expectations that these preferred provider deals would be very positive developments for that business and the Company. It appears that they are. So I guess my question is can you have a similar phenomenon like in government where success in the early stages with a couple of major customers can be duplicated across a broader set?

Dick Braun, MEDTOX - Chairman, President & CEO

I think in a general sense yes, but I think the markets are distinctively different. In the government market, it tends to be more price-sensitive and they were going to periodically log to bid on their contracts. Like with the preferred provider relationship with the Pharma, I think we feel a little more comfortable and predictable about the long-term relationship in not having it disrupted by those same occurrences.

Steve Crowley - Craig-Hallum Capital Group - Analyst

Great. One final question then I’ll jump back in the queue. On the regional clinical laboratory, it seems like there's, if I read between the lines, what you are telling us is that there's a steady deliberate ramp underway in the business and that the prospects for greater noticeability of that business in the second half are there because of some of the customer cultivation you’ve been doing. But maybe you could give us a little more color there.

Jim Schoonover, MEDTOX - VP and CMO - Sales & Marketing

I think that is an accurate assessment, Steve. We really started our sales and marketing effort in the first quarter of this year. Obviously, the prospects that we’re talking with are people that had pre-existing relationships with either hospital-based labs or national reference labs. I think we've become more successful at pointing out our advantages, being a local laboratory. And so this is mostly in the Twin Cities market, but I think even beyond the Twin Cities, the combination of our turnaround time, which is excellent, our customer service -- which is, we also think is industry-leading -- and some of the expansion of the test menu that we've done, creates a pretty compelling story for these local customers.

We do have a growing backlog of business. Some of the new contracts that we've received are with clients that have yet begun testing with us, but will shortly. So I do think that Dick's comments about feeling much more positive towards the second half of the year are right on.

Steve Crowley - Craig-Hallum Capital Group - Analyst

Great. Thanks very much, gentlemen. I’ll hop back in the queue.

Jeff Schmidt - Sidoti & Company - Analyst

Good morning. Just want to first real quick just clarify the Clinical Trials Services backlog. You said it doubled from the 5.5 or to the 5.5?

Dick Braun, MEDTOX - Chairman, President & CEO

No, it approximately doubled from the 5.5.

Jeff Schmidt - Sidoti & Company - Analyst

Okay. That's great. Then I just had a quick question on just what you are seeing with regards to the reader recall. Just in the market are you seeing maybe just some deferred decisions from some of your clients, based on when this approval is going to come through?

Jim Schoonover, MEDTOX - VP and CMO - Sales & Marketing

Yes, we are. I do think most customers that we deal with are not unknowledgeable about the FDA process so they do understand that it can get somewhat complicated. They've been very patient and they are by and large satisfied with working with us on the visual read process that goes along with our devices. But, obviously, longer term we’re going to make further inroads into that market with the reader.

So it's been a very positive response from our customer base. But it has mitigated some of the growth that we were expecting from clients that were interested in the reader, due to the recall.

Dick Braun, MEDTOX - Chairman, President & CEO

If I might just expand on the reader for a second. Certainly, we had hoped that the approval would come more quickly, but what we’re finding is that the FDA has sort of substantially raised their standards on providing these types of approvals. And it's not particular to us, it's just in general.

And while to some extent that’s bad news because it's taking longer, on the other hand, in the future, the barrier to entry and having these kinds of readers is going to be significantly more difficult.

Jeff Schmidt - Sidoti & Company - Analyst

Ok and then just my last question is, I think originally when you mentioned the initial recall you said there was about a 75-day expectation for approval. Now that there's a resubmission, are you kind of in that same time frame?

Dick Braun, MEDTOX - Chairman, President & CEO

Maybe I should just back up a second on that. Typically there is a 90-day approval period for just garden variety 510(k)'s, but the way it works with the FDA, when they ask you a question and you have to supply additional information, they toll the counting of those days and then they start them again when you resubmit.

So right now, based upon that explanation, with no further questions -- which we can't guarantee, but we're hopeful that there won't be any -- there is approximately a 60-day period left on that 90 days.

Jeff Schmidt - Sidoti & Company - Analyst

Okay. Thanks guys.

Balaji Gandhi - Oppenheimer & Co. - Analyst

Good morning. I just wanted to make sure I understood the growth in the Specialty Lab business a little bit better. Could you maybe give us some color on the mix in that business, in terms of what contributed to the growth?

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Yeah, we don't break out the mix on it separately, but really the strongest driver in the growth on that was the Clinical Trials Services.

Balaji Gandhi - Oppenheimer & Co. - Analyst

Ok and I mean in terms of margin contribution, is that higher than the rest of the business?

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Clinical Trials Services does tend to be a higher margin piece of the business.

Balaji Gandhi - Oppenheimer & Co. - Analyst

Ok, great. And the other question is just on SG&A. Obviously, you are starting to get some operating leverage there. I mean, how should we be thinking about that going forward? Continue to get leverage or are we hitting some kind of inflection point?

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Our objective is to continue to get leverage off the operating line, and reduce SG&A expenses as a percentage of sales year-over-year..

Balaji Gandhi - Oppenheimer & Co. - Analyst

Okay. That would be into '09 as well?

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Correct.

Balaji Gandhi - Oppenheimer & Co. - Analyst

Okay. Great. Thank you very much.

Ruthanne Roussel - The Robins Group - Analyst

Hi gentlemen, good morning. A few odds and ends. As far as the government sales are going, how many agencies does this represent? How many customers?

Jim Schoonover, MEDTOX - VP and CMO - Sales & Marketing

Ruthanne, it’s approximately 8 to 10 within those three states. These tend to be larger entities within the state versus groups that are more local in nature. They tend to be statewide organizations.

Ruthanne Roussel - The Robins Group - Analyst

And that’s a deliberate strategy?

Jim Schoonover, MEDTOX - VP and CMO - Sales & Marketing

Yes. It's a way to leverage our sales efforts and, obviously, we like higher volume customers.

Ruthanne Roussel - The Robins Group - Analyst

Sure. Ok, as far as the expansion into the regional lab provider market, I’d like to better understand the stickiness that you were talking about that the customers seem to feel. You mentioned that because they start out with an existing relationship with a national competitor or with a hospital reference lab, that means that it takes a while for them to make the switch to MEDTOX if they're going to do that.

Can you explain to me a little bit better? Are these for instance, perhaps, year-long contracts that some of them are locked into with their existing providers? Or how stuck are they to the existing provider?

Jim Schoonover, MEDTOX - VP and CMO - Sales & Marketing

Generally speaking, it’s not a contractual issue. Many of these organizations, we've been focusing on family practice, OB GYN, urology and also smaller and regional hospital send-out groups and some of them certainly have contracts, but many of them don't. I think the issue is that MEDTOX historically has been known as a very high-quality toxicology laboratory and now we’re coming to them with a much broader menu of services. And some of them have been with their existing laboratory for quite some time but, in many cases, what we’re finding is there's been a degradation of service and of turnaround time from the existing provider.

So it's a multi-step type process. No. 1, you introduce what you’re all about at this point in time from the MEDTOX point of view. No. 2, you talk to them specifically about what their test menu is and your ability to provide turnaround time in the time they’re looking for. And then No. 3, you start to talk about pricing and other issues related to closing the deal. So, it's not that we’re meeting tremendous resistance per se, it's that the time frame on closing the sale is somewhat elongated.

Ruthanne Roussel - The Robins Group - Analyst

Are we talking here a sales cycle of one month, three months, six months?

Jim Schoonover, MEDTOX - VP and CMO - Sales & Marketing

Probably more in the three-month time frame. That's more normal, three to four.

Ruthanne Roussel - The Robins Group - Analyst

Ok, thanks very much and last of all can we -- if I missed this at the beginning I apologize, but I was hoping that we might have a break out of the actual amounts for the various components of the Laboratory Services. We've got growth rates on them, but somehow I missed what the actual figures were.

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Ruthanne, yeah, the Workplace Drugs-of-Abuse in the lab was about $10.8 million and the Specialty Laboratory was $6 million.

Ruthanne Roussel - The Robins Group - Analyst

Thanks very much. That's very helpful.

Robert Cvengros - Next Generation Equity Research - Analyst

Hey guys. Last month, I had the opportunity to revisit the newly built out lab and I appreciate you letting me do that. During my visit I found personnel very busy with the cytology screening -- Pap, HPV. I also heard word that Quest Diagnostics recently closed a lab in the Minneapolis area and now will be forwarding cytology screening to Chicago, which may add an additional day to the receipt of results by physicians.

Could you give me some color on the cytology screening margins, growth opportunities on your value proposition to the Minneapolis market right now as a result of providing services locally? I'm just interested in garnering a little color on this. This is really the first opportunity for the pathology to really launch out.

Jim Schoonover, MEDTOX - VP and CMO - Sales & Marketing

Robert, all of what you've just mentioned, I think is accurate and I do believe that it will make a difference in terms of the sending out of specimens versus those being performed locally. Without getting into a lot of detail, there are certainly a number of groups that we’ve been talking with who were waiting for some more tangible service issue to occur in order to get more serious about working with us going forward; and I think we are certainly revisiting those discussions and trying to suggest that the turnaround time on these tests is critical and keeping them local is a benefit to their practice.

So we’re pretty excited about that opportunity, but again we’re looking at this in a fairly broad manner. That’s one area that is a positive for us, but we believe that the overall service and turnaround time that we offer is viable for any customer in the local market, and the regional market.

Robert Cvengros - Next Generation Equity Research - Analyst

Absolutely I mean, it just raised a smile on my face because I know you've got some personnel that used to work for Quest in cytology screening that are very, very qualified.

Jim Schoonover, MEDTOX - VP and CMO - Sales & Marketing

We try not to get into a lot of that detail.

Robert Cvengros - Next Generation Equity Research - Analyst

No worry, no worry. Another question I got, your CTS has gone from a backload of $5.5 million to roughly around $11 million which is very, very impressive. And I was just wondering how significant has it been to MEDTOX's value proposition for obtaining additional contracts for clinical testing services with molecular flow cytometry and pathology online now? And is this only really the beginning of leveraging that value proposition?

Dick Braun, MEDTOX - Chairman, President & CEO

Another interesting question. We actually have recently begun performing a trial for a Pharma inflow cytometry and it looks like we may be able to garner more of that business. And also because of the molecular lab and the flow cytometry, it opens up the opportunity for us to be looking at some Pharma that may be developing oncology drugs which we've not been able to do before.

So the whole pathology lab and the underpinnings of it, offers opportunities not only in the clinical market, but in CTS and Pharma markets. So that’s exactly right.

Robert Cvengros - Next Generation Equity Research - Analyst

Ok, good. It's just, if I remember correctly just, being a lab rat myself at one point in time is, that some of these flow cytometry and other molecular tests have just very, very high margins. Roughly would it be appropriate for me to think roughly 80 to 90% margins?

Dick Braun, MEDTOX - Chairman, President & CEO

They’re pretty high and the tests are fairly expensive, because there's also an interpretation and an intellectual component that there's a value-added, not just the equipment itself.

Robert Cvengros - Next Generation Equity Research - Analyst

And just to revisit one thing about last quarter and trying to build some consistency into this quarter, last quarter I believe there was a 7% increase year-over-year in volume, due to new customers coming online. Was there a sequential increase in customers in the customer base during Q2?

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

There was.

Robert Cvengros - Next Generation Equity Research - Analyst

Any color on that? As far as numbers?

Jim Schoonover, MEDTOX - VP and CMO - Sales & Marketing

Bob, I think we can get -- we don't have the specific number. We can certainly get that to you, but the opportunity to sell new accounts has not really been an issue for us. We continue to do that. Obviously we had a tailwind behind us a year ago this quarter and are facing some headwinds currently. So I think that's been some of the swing, but the new account activity is strong and really in all areas that we’re involved in.

Robert Cvengros - Next Generation Equity Research - Analyst

Wonderful. Thank you very much and it was a good quarter and I’ll jump back in queue.

Steve Crowley - Craig-Hallum Capital Group - Analyst

As a follow-up to the question about new customers in the Workplace Drugs-of-Abuse business, obviously things were more challenging from the existing customers or same-stores. What can you tell us in terms of flavor for that minus -- did you say 4.5% in the quarter? Was it pretty homogeneous at that level, or was there some variability that either should concern us or encourage us?

Jim Schoonover, MEDTOX - VP and CMO - Sales & Marketing

Steve, to look at it throughout the quarter, the year-over-year comparisons in the first part of the quarter were better. They got a bit worse in the middle of the quarter and then they got somewhat better at the end of the quarter. So it's a little early to tell whether or not the improvement throughout the quarter is a trend that we can look forward to going forward. We just don't know yet.

Steve Crowley - Craig-Hallum Capital Group - Analyst

That's useful and helpful color, though. One question kind of off on a tangent, but as I was checking your website for new stuff recently, it seems like you’re highlighting your Pain Management initiative as new and significant. And I don't know if this is the appropriate forum for a lot of information, but maybe you could tell us a little bit about what you are doing there and what it could mean to you?

Jim Schoonover, MEDTOX - VP and CMO - Sales & Marketing

Just to go back a little bit in history, we’ve been involved in Pain Management -- I guess we didn't call it that initially, but we've done toxicology testing for entities that are involved in the management of pain for many years. And we started to look at both the margins and the growth of that. We started to look at the market in a broader sense and recognized that this was an opportunity for us to create a product line, put specific management and salespeople into that product line and drive it more aggressively than we had in the past. And that’s really what we’ve been doing.

The brand of the program that we offer is called ToxAssure® and it is a consultative and customized type program that we can work with physicians and their patients on compliance issues as well as data management and, overall, working with them on adverse drug reaction potential and things of that nature. So we probably can talk more about that in the future because it’s still fairly new in terms of its own focus, but so far the early returns have been very favorable.

Steve Crowley - Craig-Hallum Capital Group - Analyst

Do you think this can be a significant new silo of business for you guys?

Dick Braun, MEDTOX - Chairman, President & CEO

Absolutely.

Steve Crowley - Craig-Hallum Capital Group - Analyst

Great. Well, we’ll look forward to that. Thanks for taking my follow-up questions.

Operator

There are no further questions at this time. I would like to turn the call over to Mr. Dick Braun for any additional or closing remarks.

Dick Braun, MEDTOX - Chairman, President & CEO

We would like to thank you for joining us, and we look forward to speaking with you again when we announce third quarter results.